CODE OF ETHICS

OF THE

PIONEER FUNDS,

PIONEER FUNDS DISTRIBUTOR, INC.,

PIONEER INSTITUTIONAL ASSET MANAGEMENT, INC.

AND

PIONEER INVESTMENT MANAGEMENT, INC.

POLICY

The Pioneer Funds, Pioneer Funds Distributor, Inc. (“PFD”), Pioneer Institutional Asset Management, Inc. (“PIAM”) and Pioneer Investment Management, Inc. (“PIM”) (collectively, “Pioneer”), have adopted this Code of Ethics (“Code”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act of 1940”), Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), or FINRA Rule 3050, as applicable.

This Code establishes standards of conduct expected of all Employees and addresses conflicts that may arise from Employees’ personal trading and other activities. Every Employee is expected to fully understand and adhere to the policies and procedures set forth in this Code. We work in a highly regulated industry and are governed by a complex body of federal, state and international laws, rules and regulations which, if not observed, can subject Pioneer and/or its Employees to sanctions.

Although this Code is intended to provide each Employee with guidance as to whether certain actions or practices are permissible, it does not cover every issue an Employee may face. Pioneer maintains other policies and procedures, including a Code of Business Conduct, that are applicable to an Employee’s responsibilities and duties.

Because no set of guidelines, policies and procedures can anticipate every possible situation, it is essential that each Employee follow this Code in letter and in spirit. Technical compliance with the procedures, prohibitions and limitations of this Code will not insulate an Employee from scrutiny of or, if called for, sanctions for his or her securities transactions. Any activity that compromises Pioneer’s integrity, even if it does not expressly violate guidelines, may result in scrutiny or action by the Code of Ethics Oversight Group or the Compliance Department. You are encouraged to contact the Compliance Department with any questions you may have about this Code or about your legal and ethical responsibilities. Employees in the United States should contact Geraldine Leahy or Leah Rumbaua. Employees of Pioneer Investment Management Limited (“PIML”) should contact Orla Collins.

Only certain parts of this Code apply to the Independent Trustees of the Pioneer Funds, specifically Part I and Part VI.

All persons covered by this Code are expected to read this Code carefully and observe and adhere to it at all times.

LAST REVISED FEBRUARY 1, 2010

All Employees have an obligation to notify his or her Chief Compliance Officer on a timely basis if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

Pioneer retains the discretion to determine the applicability and interpretation of the Code to specific situations.

STATEMENT OF GENERAL PRINCIPLES

Each Employee must observe the following fiduciary principles with respect to his or her personal investment activities:

•	At all times, each Employee must place the interests of Advisory Clients first;

•

Personal securities transactions of Employees must be conducted in a manner designed to avoid actual or potential conflicts of interest with the interests of any Advisory Client or any abuse of the Employee’s position of trust and responsibility; and

•

Each Employee must avoid actions or activities that would allow him or her to inappropriately profit or benefit from his or her position at Pioneer, or that otherwise brings into question the Employee’s independence or judgment.

STANDARDS OF CONDUCT

All Employees are prohibited from using information concerning the investment intentions of Advisory Clients for personal gain or in a manner detrimental to the interests of any Advisory Client. Each Employee also should refer to the separate Code of Business Conduct that governs certain activities of Employees. In addition to this Code and the separate Code of Business Conduct, all Employees must comply with all federal, state and local laws, rules and regulations applicable to the business or operations of Pioneer, including, but not limited to, the federal securities laws.1

[1]

For purposes of this Code, “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (privacy), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury (anti-money laundering).

DEFINITIONS

As used herein:

Term	Definition
Advisory client	Means each Pioneer Fund and each other investment company of other client for which Pioneer acts as an adviser or sub-adviser.

Access Person

Means any person include din the definition of “access person” under Rule 17j-1(a) under the Investment Company Act of 1940 or Rule 204A-1 under the Investment Advisers Act of 1940.

The definition of Access Persons includes:

(i)      each officer, director, trustee, general partner of a Pioneer Fund, PIM, PIAM or PFD, except that an Independent Trustee shall not be an Access Person under this Code solely by reason of being a trustee of a Pioneer Fund;

(ii)     any natural person in a control (as defined in the Investment Company Act of 1940) relationship to Pioneer who obtains information concerning recommendations made to Advisory Clients with regard to the purchase or sale of securities by an Advisory Client; and

(iii)   an Employee if:

(A)    in connection with his or her regular functions or duties, the Employee makes, participates in or obtains information regarding the purchase or sale of a Reportable Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

(B)    the Employee has access to timely (i.e., nonpublic) information relating to investment management activities, research and/or client portfolio holdings and those who in the course of their employment regularly receive access to trading activity of Advisory Clients; or

(C)    the Employee has been notified in writing by the Compliance Department that the Employee has been designated as an Access Person by the Compliance Department by virtue of the nature of the Employee’s duties and functions.

Examples of “access to information” include access to trading systems (such as CRD or PMA), portfolio accounting systems (such as MFact), research databases or settlement information. All Employees in the Fund Accounting, Investment Operations,

Enterprise Technology Services, Legal and Compliance and Risk groups are deemed to be Access Persons, unless the Compliance Department specifically determines that any such Employee is not an Access Person.

Automatic Investment Plan	Means a program in which regular periodic purchases (or withdrawals) are made automatically in(or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Interest

Means any economic interest, such as the right to share in gains or losses, in a Reportable Security. This would also include any interest by which a person subject to this code or any Family member living in the same household as such person, can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Reportable Security.

The ultimate determination of whether you have Beneficial Interest depends on the facts of each particular case. If you have any questions, contact the Compliance Department for assistance with determining if you have a Beneficial Interest in a Reportable Security.

CCO	Means with respect to an Employee of PIM, PIAM or PFD, the Chief Compliance Officer of PIM, PIAM or PFD, respectively. CCO means the CCO of the Pioneer Funds when the context so requires.

Code of Business Conduct	Means the separate set of guidelines that defines the standards to which all Employees are expected to adhere during the course of their employment with, and when conducting business on behalf of, Pioneer.

Code of Ethics Oversight Group	Means the Code of Ethics Oversight Group, which is comprised of senior management representatives from Pioneer’s Sales, Legal, Compliance, Investment Management and Research Departments. The Code of Ethics Oversight Group has oversight responsibility for administrating this Code.

Employee

Means any person included in the definition of “supervised person” as defined in Section 202(a)(25) of the Advisers Act.

The definition of Employee includes each officer, director, trustee, partner (or other person occupying a similar status or performing similar functions) or employee (including temporary employees and independent contractors) of a Pioneer Fund, PIM, PIAM or PFD, and any other person who provides investment advice on behalf of PIM or PIAM and is subject to the supervision and control of PIM or PIAM, except that the definition of Employee does not include an Independent Trustee of a Pioneer Fund. Employees of PIML are deemed to be Employees.

Family Member	Means grandparent, parent, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and grandchildren.

Independent Trustee	Means any trustee or director of a Pioneer Fund who is not an “interested person” (as that term is defined by Section 2(a)(19) of the Investment Company Act of 1940) of the fund.

Initial Public Offering	Means any offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering was not subject to the report requirements of Section 13 or 15© of the Securities Act of 1934.

Investment Person

Means an Access Person who is (1) a Portfolio Manager, (2) a securities analyst or trader who provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager’s decisions, (3) any Employee who works directly with a Portfolio Manager or in the same department as a Portfolio Manager, (4) any other person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding an Advisory Client’s purchase or sale of securities, or (5) any natural person in a control relationship to a Pioneer Fund or Pioneer who obtains information concerning recommendations made to the Pioneer Fund with regard to the purchase or sale of securities by the Pioneer Fund.

In addition to the above definitions, an Employee is an “Investment Person” if the Employee has been notified in writing by the Compliance Department that the Employee has been designated as an “Investment Person” by the Compliance Department by virtue of the nature of the Employee’s duties and functions.

Managed Accounts

Means Personal Accounts over which a person subject to this Code has not direct or indirect influence or control, which includes an account managed on a discretionary basis by someone else.

All such accounts must be approved by the Compliance Department. For the purpose of this section, the person claiming to have no direct or indirect influence or control over such a Personal Account must first provide a written explanation to the Compliance Department describing the circumstances of the Personal Account and reasons why such person believe he or she does not have direct or indirect influence or control (i.e., no investment discretion) over that Personal Account and that he or she does not provide any investment advice or suggestions with respect to the Personal Account. In addition the Access Person may be required to arrange for his or her broker or adviser to provide to the Compliance Department documentation to evidence such Personal Account arrangement.

Personal Account	Means any account owned by, or in which a Beneficial Interest is held by, a person subject to this Code, or any account in which a person subject to this Code has any direct or indirect Beneficial Interest, including accounts of Family Members living in the same household.

PFD Employees	Means registered persons of PFD and employees of PFD who are not registered persons, including PFD officers and directors.

Pioneer Fund	Means any investment company registered under the Investment Company Act of 1940 for which PIM serves as the investment adviser (but not as a sub-adviser) or for which PFD serves as the principal underwriter.

Pioneer Account	Means Pioneer’s savings, retirement and deferred compensation accounts which include each of Pioneer Savings and Investment Plan, Pioneer Retirement Benefit Plan, Pioneer Investment Management Bonus Deferral Plan, Pioneer Deferred Compensation Plan for Certain Employees, Pioneer Performance and Retention Incentive Compensation Award Plan and the Pioneer Intermediate Deferred Compensation Award Plan. The definition of Pioneer Account includes any other account held directly through Pioneer.

Portfolio Manager	Means an individual who has direct responsibility and authority to make investment decisions affecting an Advisory Client.

Private Placement	Means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933 and other similar non-U.S. securities. Private placements include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds.

Reportable Fund

Means each Pioneer Fund plus each investment company registered under the Investment Company Act of 1940 sub-advised by PIM or for which PFD serves as the principal underwriter.

A list of Reportable Funds is available on Navigator US under Business Units g Legal & Compliance g [Policies and Procedures].

Reportable Security

Means a security as defined by Section 2(a)(36) of the Investment Company Act of 1940, except for the securities and instruments excepted below. The term “Reportable Security” is very broad and includes stocks, bonds, including convertible and preferred securities, ADRs and GDRs, warrants and rights, such as:

•      Limited partnership interests;

•      Limited liability company interests;

•      Interests in private investment funds, hedge funds and investment clubs;

•      Futures on securities;

•      Options on securities;

•      Shares in closed-end funds;

•      Shares of Reportable Funds;

•      Shares of exchange-traded funds;

•      Securities issued by agencies or instrumentalities of the U.S. government (e.g., GNMA obligations), municipal obligations; and

•      Securities issued by foreign governments

Reportable Securities do not include:

•      Direct obligations of the government of the United States;

•      Bankers’ acceptances;

•      Bank certificates of deposit;

•      Commercial paper;

•      Money market funds, including money market funds where PIM services as the investment adviser or sub-adviser that comply with Rule 2a-7 under the Investment Company Act of 1940

•      High quality short-term debt instruments, including repurchase agreements; and

•      Shares of open-end investment companies registered under the Investment Company Act of 1940, other than Reportable Funds.

Secondary Public Offering	Means a registered offering of a Reportable Security which previously had been issued to the public.

APPLICABILITY

The procedures and restrictions outlined in the Code apply differently based on your position, role and responsibilities within Pioneer. The Compliance Department will confirm which category applies to you. To assist you in determining which provisions of this Code apply to you, this Code is divided into the following parts:

PARTS	DESCRIPTION	APPLIES TO	KEY PROVISIONS
PART I	Transactions in Open-End and Closed-End Pioneer Funds	All Employees Independent Trustees	Transactions In Closed-End Pioneer Funds Transactions In Open-End Pioneer Funds

PART II	Personal Account Provisions Applicable to PFD Employees and U.S. Access Persons	U.S. Access Persons PFD Employees	Permitted Brokerage Firms

PART III	Personal Trading Provisions Applicable to Access Persons	Access Persons including Investment Persons	Pre-clearance Of Transactions Pre-clearance Procedures Trading Restrictions Access Persons-Prohibited Transactions Investment Persons-Special Provisions

PART IV	Personal Trading Provisions Applicable to PFD Employees and Management Committee Members	PFD Employees and members of Pioneer Investment Management USA Inc. Management Committee	Initial Public Offerings and Secondary Offerings Private Placements Holdings Reports

PART V	Reporting and Certifications Requirements

PART VI	Independent Trustees

PART VII	Administration and Enforcement of the Code

Engagement by PFD, PIAM, PIML or PIM of any person as a consultant, temporary employee, intern or independent contractor shall be communicated to the Compliance Department. The Compliance Department will review the person’s role, responsibilities and other relevant information, and make a determination as to whether this Code applies to that person.

It is your responsibility to familiarize yourself with this Code initially and periodically thereafter, including each time you change positions within Pioneer.

I.	TRANSACTIONS IN CLOSED-END AND OPEN-END PIONEER FUNDS

TRANSACTIONS IN CLOSED-END PIONEER FUNDS

Each Employee and Independent Trustee must obtain pre-clearance of all purchases and sales of shares of closed-end Pioneer Funds. Shares of a closed-end Pioneer Fund may be sold or purchased only in the 10 calendar-day period following the announcement of the Pioneer Fund’s dividend (usually during the first week of each month). Dividend announcements are available on the Pioneer Funds’ website.

Transactions in a closed-end Pioneer Fund cannot be executed without receiving approval in advance.

TRANSACTIONS IN OPEN-END PIONEER FUNDS

Pioneer’s policy is to endeavor to prevent disruptive short-term trading in open-end Pioneer Funds. Accordingly, when purchasing, exchanging or redeeming shares of open-end Pioneer Funds, all Employees and Independent Trustees must comply in all respects with the policies and standards set forth in the Funds’ prospectuses, including specifically the restrictions on market timing activities, exchanges and redemption policies, as monitored by each Fund’s transfer agent.

II.	PERSONAL ACCOUNT PROVISIONS APPLICABLE TO PFD EMPLOYEES AND U.S. ACCESS PERSONS

PREFERRED BROKERS

All PFD Employees and Access Persons who began their employment or otherwise became a PFD Employee or an Access Person with Pioneer after March 1, 2005, may only open Personal Accounts with one of the following brokerage firms:

•	Bank of America/Merrill Lynch

•	Charles Schwab

•	Credit Suisse

•	E*Trade Financial

•	Fidelity Brokerage

•	Morgan Stanley Smith Barney

•	TD Ameritrade

•	Scottrade

•	UBS Financial

•	Wells Fargo/Wachovia Securities

If a PFD Employee or an Access Person opens a new account, prompt notice of the account must be sent to the Compliance Department, and the PFD Employee or Access Person must agree to allow the brokerage firm to provide the Compliance Department with reports of transactions executed in the new account.

New PFD Employees and Access Persons must transfer all Personal Accounts to one of the preferred firms listed above within 90 days of becoming a PFD Employee or Access Person. The preferred broker restriction on employee related brokerage accounts described above does not apply to Managed Accounts or accounts that are not capable of holding Reportable Securities or accounts reported by temporary employees of Pioneer such as consultants, temps or interns.

Additional exemptions from the foregoing requirements may be granted only by the Code of Ethics Oversight Group and the Compliance Department, acting together. Requests for exemptions may be denied. Exemptions that are granted may be revoked if transactions in the accounts are not reported in accordance with the above requirements.

III.	PERSONAL TRADING PROVISIONS APPLICABLE TO ACCESS PERSONS

PRE-CLEARANCE OF TRANSACTIONS

One of key objectives of this Code is to prevent personal trades being made on the basis of information about securities transactions made for Advisory Clients. Each Access Person must obtain pre-clearance of all Reportable Securities transactions in his or her Personal Accounts, except:

•	Purchases or sales of Reportable Funds (including any such transactions in a Pioneer Account);

•	Purchases or sales of securities in a Managed Account;

•

Involuntary purchases or sales of Reportable Securities made in a Personal Account, such as Reportable Securities received pursuant to an Automatic Investment Plan (including systematic investment plans and dividend reinvestment plans), a stock split or other similar corporate action, an in-the-money option that is exercised automatically by a broker or the issuer of the shares; a security that is called away as a result of an exercise of an option; a security that is sold by a broker without prior consultation to meet a margin call, or through a gift or bequest;

•

Purchases of Reportable Securities made in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer, and the sale of such rights;

•	Involuntary tender offers of Reportable Securities;

•	Purchases or sales of non-U.S. funds similar in structure to U.S. open-end mutual funds;

•	Transactions in futures in broad based indices;

•	Purchases or sales in securities that are not Reportable Securities;

•	Purchases or sales of sovereign debt of foreign governments;

•	Purchases or sales of securities in a 529 Plan account, and

•	Other exceptions that may be approved by the Compliance Department based on a review of the facts and circumstances. Such exceptions will be documented.

PRE-CLEARANCE PROCEDURES

Requests for pre-clearance of securities transactions other than Private Placements and Initial Public Offerings and Secondary Public Offerings must be made using the Personal Trading Assistant (“PTA”) personal trading monitoring application. If the PTA system is not available, pre-clearance requests may be made in writing or by electronic mail. All preclearance requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or SEDOL or ISIN), the number of shares or amount of bonds involved, the nature of the transaction, (whether the transaction is a purchase or sale), the Personal Account details, security price, estimated total value and trade currency. Responses to all requests will be made through the PTA system or by written confirmation by the Compliance Department. The Compliance Department maintains a record of all approvals and denials.

Requests normally will be processed on the same day they are made, but in some cases additional time may be required to pre-clear a particular transaction.

By seeking pre-clearance, you will be deemed to be certifying to Pioneer that:

•

Except in connection with transactions involving securities of entities that are not publically traded, you do not possess any material nonpublic information relating to the Reportable Security or issuer of the Reportable Security;

•	You are not using knowledge of any proposed trade, recommendation or investment program relating to an Advisory Client for personal benefit;

•	You believe the proposed trade is available to any relevant market participant on the same terms;

•	You will provide any other relevant information requested by the Compliance Department; and

•	All Personal Accounts opened and all transactions executed during the calendar quarter have been reported and are properly reflected in the PTA system.

Generally, in reviewing a pre-clearance request the Compliance Department will consider, among other factors, whether the proposed trade might present a conflict or the appearance of a conflict with an Advisory Client’s transaction(s), whether the transaction might influence the market in a material respect and whether the transaction has the potential to take advantage or hinder trading for an Advisory Client. Factors to be considered in determining whether a proposed transaction is in conflict with an Advisory Client transaction(s) shall be determined, reviewed and monitored by the Compliance Department and the Code of Ethics Oversight Group.

With respect to transactions by Access Persons employed by PIML, PIML’s Compliance Department will consider whether a proposed trade might present a conflict of interest or the appearance of a conflict with the interests of any of Pioneer’s U.S. Advisory Clients.

Pre-clearance requests must be submitted within the designated pre-clearance timeframe established by Pioneer’s Compliance Department and PIML’s Compliance Department. For a U.S Access Person, a pre-cleared transaction must be executed by 4:00 p.m. Eastern Standard Time on the day the approval is granted unless approval is granted for a longer period by the Compliance Department. For a non-U.S. Access Person, a pre-cleared transaction must be executed either by the end of the business day on which the preclearance is granted or the end of the next business day after pre-clearance is granted in his or her time zone after the pre-clearance is granted. If some or all of a pre-cleared transaction is not executed during the period, pre-clearance must be requested again in order to complete or execute the trade.

EXCESSIVE TRADING

Access Persons are discouraged from trading excessively. Pioneer strongly discourages high levels of personal trading activity and monitors such activity. Excessive or inappropriate trading that interferes with job performance will not be permitted. If it is determined that an Access Person has engaged in an unusually high level of personal trading or a pattern of excessive trading, Pioneer may place restrictions on such person’s personal trading or take other disciplinary action.

INITIAL PUBLIC OFFERINGS, SECONDARY PUBLIC OFFERINGS, PRIVATE PLACEMENTS AND OTHER PRIVATE OFFERINGS

Access Persons may not purchase any security in an Initial Public Offering, Secondary Public Offering, or Private Placement except with the prior written approval of the Compliance Department and the Head of Portfolio Management US (or his or her designee). Sales of such securities by Access Persons also must be approved in advance.

Registered Persons of PFD, PFD Employees, and members of the Management Committee of Pioneer Investment Management USA Inc. are not permitted to purchase any security in an Initial Public Offering of an equity security except as permitted by FINRA Rule 5130.

If an Access Person seeks pre-approval for the acquisition of a Reportable Security in a Private Placement or an Initial Public Offering or a Secondary Public Offering, the Access Person shall set forth in detail the rationale for the transaction using the form provided by the Compliance Department. Any approval will be granted only after consideration is given to whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to the Access Person by virtue of his or her position with or relationship to an Advisory Client.

Access Persons may not purchase or sell any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships, without pre-approval from the Compliance Department.

BLACK-OUT PERIOD

Access Persons may not buy or sell a Reportable Security on the same day an Advisory Client trades in that security except in a pre-cleared transaction or a transaction exempt from the pre-clearance requirements.

ACCESS PERSONS—PROHIBITED TRANSACTIONS

Access Persons may not:

•	Engage in a Reportable Securities transaction in a Personal Account unless the transaction has been pre-cleared or is excluded from the pre-clearance requirements of this Code.

•	Participate in investment clubs.

•	Engage in intraday trading.

•	Sell a security short.

•

Use derivatives, such as futures, options on futures, or options or warrants on a Reportable Security, to evade the restrictions set forth in this Code. A convertible bond is not a derivative for the purposes of this Code.

•	Purchase or sell in a Personal Account options (including naked options), other than options on broad-based indices.

•	Engage in speculative strategies such as spreads and straddles.

•	Purchase and sell, or conversely sell and purchase, in Personal Accounts any Reportable Security within any period of sixty (60) calendar days, except:

(i)	Reportable Securities purchased or sold in transactions excluded from the pre-clearance requirements of this Code; or

(ii)	Exchange traded funds; or

(iii)	A Reportable Security sold at a loss, if the trade has been approved by the Compliance Department.

•	Place any “good until canceled” or “limit” or equivalent order with any broker other than a limit order that is good for that day only.

INVESTMENT PERSONS—SPECIAL PROVISIONS

(Note: Every Investment Person also is an Access Person and remains subject to the provisions in the previous sections.)

Investment Persons are subject to the following additional provisions:

BLACK-OUT PERIOD: No Investment Person may purchase or sell any Reportable Security for a Personal Account within seven (7) calendar days before or seven (7) calendar days after the same Reportable Security is purchased or sold by an Advisory Client. An Investment Person will not be deemed to have violated this restriction if his or her trade occurs in the seven (7) calendar day period prior to the trade by an Advisory Client if the Investment Person did not know and had no reason to know that a trade for an Advisory Client was being considered, the trade was pre-cleared or it is a transaction exempt from the pre-clearance requirements.

INITIAL PUBLIC OFFERINGS, SECONDARY PUBLIC OFFERINGS, PRIVATE PLACEMENTS AND OTHER PRIVATE OFFERINGS: No Investment Person may purchase any security in an Initial Public Offering, Secondary Public Offering, Private Placement or other private offering, except with the prior written approval of the

Compliance Department and the Head of Portfolio Management US (or his or her designee). Sales of such securities also must be approved in advance. If an Investment Person seeks pre-approval for the purchase of a Private Placement, an Initial Public Offering, a Secondary Public Offering or any other private offering, the Investment Person shall set forth in detail the rationale for the transaction using the form provided by the Compliance Department.

DUTY TO MAKE UNBIASED RECOMMENDATIONS: Investment Persons have an affirmative duty to make unbiased and timely recommendations to Advisory Clients. Investment Persons may not recommend any Reportable Security to an Advisory Client in which the Investment Person has an interest without first reporting that interest to the Compliance Department.

CLIENT OPPORTUNITIES: Investment Persons may not use his or her knowledge of Advisory Client transactions to purchase or sell a Reportable Security, when he or she knew or should have known that the security was being considered as an appropriate investment for any Advisory Client unless the transaction is approved in accordance with Pioneer’s standard procedures. Investment Persons may not delay making a timely recommendation of securities in order to trade personally.

ACCOUNTS OF OTHERS: An Investment Person may not manage accounts of persons other than those of Advisory Clients or of his or her Family Members unless a waiver has been granted by the Compliance Department to permit an Investment Person to manage such accounts.

IV.	PERSONAL TRADING PROVISIONS APPLICABLE TO PFD EMPLOYEES AND MANAGEMENT COMMITTEE MEMBERS

PUBLIC OFFERINGS: Registered Persons of PFD, PFD Employees, and members of the Management Committee of Pioneer Investment Management USA Inc. may not purchase equity securities in an Initial Public Offering except as permitted by FINRA Rule 5130.

PRIVATE PLACEMENTS AND OTHER PRIVATE OFFERINGS: No PFD Employee may purchase any security in a Private Placement or any other private offering, except with the prior written approval of the Compliance Department and the Head of Portfolio Management US (or his or her designee). If a PFD Employee seeks pre-approval for the purchase of a Private Placement, the Employee shall set forth in detail the rationale for the transaction using the form provided by the Compliance Department. Any approval will be granted only after consideration is given to whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to the Employee by virtue of his or her position with or relationship to an Advisory Client.

PRECLEARANCE REQUIREMENTS: PFD Employees who are Access Persons are subject to the pre-clearance requirements described in Part III above. PFD Employees who are not Access Persons are not subject to any of the above pre-clearance requirements.

REPORTING: PFD Employees must complete initial and annual holdings Personal Account reports and transaction reports and must attempt to arrange for duplicate copies of confirmations of all transactions and/or periodic account statements of all Personal Accounts to be sent to the Compliance Department in accordance with Part V below.

V.	REPORTING AND CERTIFICATION EQUIREMENTS

REPORTING REQUIREMENTS

INITIAL AND ANNUAL HOLDINGS REPORTS: Each Access Person and each PFD Employee (whether or not an Access Person) initially and on an annual basis thereafter shall report to the Compliance Department all holdings in Reportable Securities (including holdings in any Reportable Fund) occurring in his or her Personal Accounts (such information to be current as of a date no more than 45 calendar days before the report is submitted). Initial reports must be filed within 10 calendar days of the date on which an individual becomes an Access Person or PFD Employee. The Compliance Department will determine the form or system on which the required information is to be reported.

DUPLICATE STATEMENTS: Each Access Person and PFD Employee must attempt to arrange for duplicate copies of confirmations of all transactions and/or periodic account statements of all Personal Accounts, other than those transactions and holdings held in the Pioneer Accounts, to be sent to:

Pioneer Investment Management USA Inc.

Compliance Department

13th Floor, 60 State Street

Boston, Massachusetts 02109

Such instructions must be made promptly upon becoming an Access Person or PFD Employee and as new accounts are established but no later than 30 days after the end of a calendar quarter.

If duplicate copies of confirmations and periodic account statements cannot be arranged to be sent to Pioneer in a timely manner, the Compliance Department must be notified immediately. Access Persons and PFD Employees are responsible for following up with the broker to ensure that such instructions are being followed.

QUARTERLY REPORTS:

PREFERRED BROKER ACCOUNTS – ELECTRONIC REPORTING

A quarterly transaction report is not required for U.S. Access Persons and PFD Employees who hold Personal Accounts with preferred brokers that provide transaction information via electronic form to the Compliance Department for the time period that would be covered by the quarterly report.

PREFERRED BROKER ACCOUNTS – NON-ELECTRONIC REPORTING

Each U.S. Access Person and each PFD Employee must report, within 30 calendar days after the end of each calendar quarter, all transactions in Reportable Securities occurring in the quarter in a Personal Account held with a preferred broker that does not provide electronic reporting on the Personal Account to the Compliance Department. Quarterly transaction reports must be submitted even if there was no transaction during the quarter.

NON-PREFERRED BROKER ACCOUNTS

Each U.S. Access Person and each PFD Employee must report, within 30 calendar days after the end of each calendar quarter, all transactions in Reportable Securities occurring in the quarter in a Personal Account held with a non-preferred broker. Quarterly transaction reports must be submitted even if there was no transaction during the quarter.

PIML ACCESS PERSONS

Access Persons employed by PIML must report his or her personal securities transactions to PIML’s Compliance Department within 30 calendar days after the end of each calendar quarter using the form or system provided by PIML’s Compliance Department.

PIONEER ACCOUNTS: Transactions and holdings of securities held in Pioneer Accounts are not required to be included in quarterly or annual reports.

ANNUAL AND QUARTERLY REPORTING EXCEPTIONS: The following types of Reportable Securities transactions do not have to be included in the quarterly reports to the Compliance Department. (Please note, however, that holdings of such Reportable Securities are required to be included in the annual holdings report):

•	Purchases or sales of Reportable Securities received pursuant to an Automatic Investment Plan;

The following transactions and holdings are not required to be reported on a quarterly or annual basis:

•	Transactions and holdings in securities or instruments that are not Reportable Securities;

•	Transactions and holdings in non-U.S. funds similar in structure to U.S. open-end mutual funds, such as UCITs, that are not advised by Pioneer or its affiliates;

•	Transactions and holdings in securities in Managed Accounts; and

•	Transactions and holdings in 529 Plan Accounts.

CERTIFICATIONS

(Note: The Compliance Department will determine the form or system on which the required information is to be reported).

INITIAL CERTIFICATION AND UPDATES: Upon request all Employees shall acknowledge that they have received, read and understand this Code, and any material amendment, and recognize that they are subject to its requirements.

ANNUAL CERTIFICATIONS: All Employees shall certify at least annually that they have read and understand this Code, recognize that they are subject to its requirements and have complied with the requirements of this Code. All Employees shall also certify annually that they have reported all holdings of Reportable Securities in Personal Accounts required to be reported pursuant to this Code.

VI.	INDEPENDENT TRUSTEES

QUARTERLY REPORTING: An Independent Trustee is required to make a quarterly report with respect to any transaction during the applicable quarter in a Reportable Security in which the Independent Trustee had any direct or indirect Beneficial Interest (excluding, for purposes of this subparagraph, transactions in open-end Pioneer Funds) if such Independent Trustee knew or, in the ordinary course of fulfilling his or her duties as an Independent Trustee should have known, that during the 15-day period immediately before or after the transaction in such Reportable Security, an Advisory Client purchased or sold such Reportable Security, or an Advisory Client or PIM considered purchasing or selling such Reportable Security. Each such report shall be made within 30 calendar days after the end of the applicable calendar quarter in the form provided by the Compliance Department. The quarterly reporting exceptions set forth in Part V above shall apply to any quarterly reports required to be made by an Independent Trustee under this Part VI.

No report will be required for any quarter in which an Independent Trustee only has exempt transactions to report. Sanctions for any violation of this Code of Ethics by an Independent Trustee of a Pioneer Fund will be determined by a majority vote of other Independent Trustees of such Fund.

VII.	ADMINISTRATION AND ENFORCEMENT

Acknowledgement of, and compliance with, this Code is a condition of employment with Pioneer. This Code does not create any obligations to any person or entity other than Pioneer. This Code is not a promise or a contract, and it may be modified at any time.

REPORTING VIOLATIONS OF THE CODE

DUTY OF EACH EMPLOYEE TO REPORT: Pioneer relies on each Employee to report promptly any conduct you believe to be a violation of this Code. You must report violations or suspected violations of this Code to the Compliance Department or a Pioneer lawyer. All such reports will be investigated.

RETALIATION PROHIBITED: Pioneer will not tolerate any form of retaliation against any person who lodges a good faith report of a violation or suspected violation or cooperates in an investigation. Where retaliation is found to have occurred, the offending party will be subject to disciplinary action, up to and including termination of employment. Pioneer also reserves the right to take corrective action against a person if, upon investigation, it determines that the person was dishonest or malicious in making a report or providing information to investigators.

CONFIDENTIALITY: In conducting an investigation, Pioneer will attempt to keep the identities of the person reporting the suspected violation and of witnesses confidential. Where this is not possible, information will be disclosed only as necessary to conduct the investigation and to permit members of management to ensure the efficiency and security of Pioneer’s business activities. Where a report involves a violation of a law or regulation, Pioneer may also be obligated to make certain information available to clients or former clients, the Securities and Exchange Commission, FINRA or other authorities.

PENALTIES AND SANCTIONS

SANCTIONS: Any violation of this Code (other than by an Independent Trustee) shall be subject to the imposition of such sanctions by the Compliance Department as the Compliance Department deems appropriate under the circumstances to achieve the purposes of this Code.

These sanctions may include, but are not limited to: terminating or suspending employment; suspending personal trading privileges; issuing a letter of censure or warning; requiring a fine to be paid; requiring the compensation of an affected Advisory Client for an amount equal to the advantage gained by reason of such violation; or requiring the reversal of the trade(s) at issue and forfeit of any profit or absorption of any loss from the trade.

In deciding whether to impose sanctions, Pioneer may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, an Employee’s history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action. Violations will be removed from an Employee’s personnel record after a period of five years from the date of the violation.

Pioneer reserves the right to take any legal action it deems appropriate against any Employee who violates any provision of this Code and to hold Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that Pioneer may incur as a direct or indirect result of any such Employee’s violation of this Code or related law or regulation.

Sanctions for any violation of this Code of Ethics by an Independent Trustee of a Pioneer Fund will be determined by a majority vote of other Independent Trustees of such Fund.

HARDSHIP AND OTHER EXEMPTIONS: The CCO or his or her designee may from time to time grant hardship or other exemptions from the trading restrictions, pre-clearance requirements or other provisions of this Code. The decision will be based on a review of the relevant facts and circumstance and a determination will be made depending on the facts whether a hardship or other valid reason exists that would permit an exemption to be granted. The transaction for which an exemption is requested should not result in a conflict with Pioneer’s Advisory Clients’ interests or violate any other policy embodied in this Code. Other factors that may be considered include: the size and holding period of a position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security, and other relevant factors. The CCO or his or her designee may seek additional approval from the Head of US Portfolio Management or his or her designee.

Exemption requests should be submitted in writing to the Compliance Department setting forth the reason for the request along with any pertinent facts and reasons why the exemption should be granted. Exemptions are intended to be exceptions, and repetitive requests for exemptions are not likely to be granted.

Records of the approval of exemptions and the reasons for granting exemptions will be maintained by the Compliance Department.

REVIEW PROCESS: An Employee may request review by the Compliance Department of a decision or determination made by the Compliance Department pursuant to this Code. The request must be submitted within 30 days of the Compliance Department’s decision or determination. The Compliance Department, in its sole discretion, may elect to consider or reject the request for review. If appropriate in reaching a decision, the Compliance Department will arrange for a review of the matter by senior management of Pioneer and/or the Code of Ethics Oversight Group.

DUTIES OF THE COMPLIANCE DEPARTMENT

The Compliance Department is responsible for the oversight, interpretation and administration of this Code, and the preparation for review and approval of any amendments to the Code.

The Compliance Department will inform you if you are subject to this Code.

A copy of this Code is available on Navigator US and the PTA Home Page. Likewise, amendments to the Code will be posted on Navigator US and PTA promptly after they become effective. Employees will be given notice of all changes to, or restatements of, the Code.

DUTIES OF THE CCO

The CCO (or his or her designee) shall have the following responsibilities:

•	Furnishing all Employees with copies of this Code and initially and periodically informing them of their duties and obligations hereunder;

•	Designating, as desired, appropriate personnel to review transaction and holdings reports submitted pursuant to the Code;

•	Reviewing and approving pre-clearance requests;

•	Maintaining or supervising the maintenance of all records required by this Code;

•	Issuing any interpretation of this Code that, in the CCO’s judgment, is consistent with the objectives of this Code;

•	Conducting such investigations as shall reasonably be required to detect and report any apparent violations of this Code to the Compliance Department and to the Trustees of the affected Pioneer Funds;

•	Submitting a quarterly report to the Boards of Trustees of the Pioneer Funds of any violations of this Code and the sanctions imposed as a result; and

•	Submitting a written report at least annually to the Board of Trustees of each Pioneer Fund, Board of Directors of PFD and the Management Committee of PIM and its affiliates that:

•

Describes any issues arising under this Code since the last report, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

•	Summarizes existing procedures concerning personal investing and any changes in the procedures made during the previous year;

•	Identifies any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practices or developments in applicable laws or regulations.

RECORDKEEPING

The Compliance Department shall maintain or cause to be maintained in an easily accessible place, the following records:

•	A copy of any Code adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 or Rule 204A-1 under the Advisers Act which has been in effect during the most recent five (5) year period.

•	A record of any violation of any such Code, and of any action taken as a result of such violation, within five (5) years from the end of the fiscal year of Pioneer in which such violation occurred.

•	A copy of all written acknowledgements by Access Persons during the most recent five (5) year period.

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A copy of each report made by an Access Person or an Independent Trustee, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five (5) years from the end of the fiscal year of Pioneer in which such report is made or information is provided, the first two (2) years in an easily accessible place.

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A copy of each report made by the CCO (or his or her designee) within five (5) years from the end of the fiscal year of Pioneer in which such report is made or issued, the first two (2) years in an easily accessible place.

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A list, in an easily accessible place, of all persons who are, or within the most recent five (5) year period have been, Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code or who are or were responsible for reviewing these reports.

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A record of any decision, and the reasons supporting the decision, to permit an Access Person or Investment Person to acquire a Private Placement or Initial Public Offering security, for at least five (5) years after the end of the fiscal year in which permission was granted.

AMENDMENTS

Pioneer may amend this Code as necessary or appropriate to achieve the purposes of Rules 17j-1 and 204A-1. Any material changes to this Code must be approved by the Board of Trustees of each Pioneer Fund, including a majority of the Independent Trustees, within six months after the change has been adopted by Pioneer.

INTERPRETATION

Pioneer may, from time to time, adopt such interpretations of this Code as Pioneer deems appropriate.

EDUCATIONAL MATERIALS

The Compliance Department may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.